EXHIBIT 99.2

Memo

To:	All Employees

From:	Tom O’Brien

Date:	April 28, 2011

Re:	Special Announcement

Today we are announcing a major transaction whereby State Bancorp, Inc will be acquired by Valley National Bancorp in a 100% stock for stock merger.  As part of the transaction our two respective bank subsidiaries will merge to form Valley National Bank.  This transaction, which remains subject to State Bancorp shareholder and regulatory approvals, will create a $16 billion asset banking institution with over $1.4 billion in equity and 215 branch offices throughout the metropolitan region.  Attached is the press release issued this afternoon announcing this transaction.

There are two important parts of the story that I would like to address in this memo.   First, this is a unique opportunity for us.  It is a very attractive financial transaction for our shareholders.  The valuation is compelling for us and the long term growth opportunity in Valley is equally exciting.  Additionally, our pro-forma cash dividend will increase from $.20 to $.72 per year as declared.  Second, the significant business opportunity for State Bank’s employees and customers is much greater in this combined company.  At $16 billion in assets the combined company enjoys much broader and deeper lending capacity.  In addition, Valley will bring to our customers a full range of very competitive consumer products including auto loans, home mortgages and personal loans.

Valley’s management wants State Bank and its customers and employees.  Valley specifically has agreed to work cooperatively with us to find job opportunities in areas where duplication leads to reductions.  Where reductions will ultimately be determined remains to be seen but rest assured that the process will be open and transparent.  In addition, with the regulatory approval process expected to take several months, a closing date is not expected until sometime in the 4th quarter of this year.  Following that there will be several months of transition and systems conversions.   Valley truly wants our full customer-facing branch and lending employees to stay and continue their business as usual with the promise of the broader product array and their strong interest in further growing in the heart of State Bank’s market.  It is important that our customers know that they will not be inconvenienced by the merger and that they will continue to enjoy the same service from the same people at the same locations.  Please take a moment to reassure them whenever you have the chance.

I encourage you to ask questions openly.  We all realize that these are times of uncertainty but I hope you realize that this announcement is also exciting for the longer term even though it introduces a little uncertainty in the short run.  As you no doubt realize the future for smaller banks is more and more difficult under ever higher regulatory and compliance costs especially under the new regime being imposed on all banks under the Dodd-Frank legislation that was signed into law last year.  In assessing our future, the Board of Directors ultimately decided that it is best to control our destiny now and do so in a manner that provides a significant combination of positives for our shareholders, customers and employees.  This news represents a success for us and our investors without even considering the economic uncertainty in the world around us.

Over the course of the next few weeks we will schedule some meetings with Valley executives and we will use that opportunity to introduce them to the great talent here at State Bank.  We have all worked long and hard to put this company on the strong financial foundation upon which it now rests.  Valley clearly recognizes that as you will see in their press commentary.

Also attached is a copy of a Q&A which we have developed to focus your immediate questions as best we could anticipate.  We will communicate during this process frequently.  Please ask questions of your supervisors or the HR Department.

Thank you for your hard work and support.

Commonly Asked Questions

1.           What did State Bank of Long Island and State Bancorp, Inc. announce this afternoon?

This afternoon State Bancorp, Inc. and Valley National Bancorp jointly announced that State Bank of Long Island will be merging with Valley National Bank to create the 37thlargest Commercial bank in the United States. The resulting combined company will have $16 billion in Assets, $11 Billion in deposits and 215 branches across Northern and Central New Jersey, Manhattan, Brooklyn, Queens, Nassau and Suffolk.

2.           What will this merger mean for our Company?

When the merger is completed, State Bancorp shareholders will become shareholders of Valley National Bancorp. We expect that State Bank of Long Island branches will become branches of Valley National Bank, and State Bank of Long Island’s customers and employees will become customers and employees of Valley National Bank.

3.           Why is the merger taking place?

The New York/New Jersey metropolitan market area is one of the most intensely competitive banking and financial services arenas in the country. It also is home to some of the most sophisticated, wealthy and demanding population of consumers and businesses. Consequently, to be successful, a financial services provider must be capable of satisfying the diverse needs of this market with a highly talented staff of bankers, a robust product line and very convenient delivery channels. The combination of State Bank and Valley National brings all of these strengths and solutions together into one company in a way that establishes it as a significant competitive force in our market.

Specifically, it will greatly expand the scope of consumer and business services available to our clients. With the availability of a capital position of $1.4 billion and assets exceeding $16 billion, we will be better able to serve the increasingly sophisticated needs of our larger clients. Our current lending limit has made it necessary at times for us to participate out some of our larger relationships. For employees, the broader geographic footprint and significantly larger size of the combined organization will also afford enhanced career development opportunities.

4.           When will the merger take place?

The actual merger is expected to close in the early part of the fourth quarter of this year. Between now and then, there is an extensive amount of analysis and work to be done to determine how best to integrate the two companies to achieve optimal staff alignment, competitive product lines and positioning, customer satisfaction and attractive financial performance. There are also legal conditions that must be satisfied, including the approval of our regulators and shareholders.  As the planning process unfolds, communications in various forms will be shared with all employees to keep everyone informed on developments and the integration timetable.

5.           What will happen to the Company stock that I own through the 401(k) Plan and the Employee Stock Ownership Plan and through restricted stock awards?

As a result of the merger, all State Bancorp stock will be exchanged for a fixed 1 for 1 share of Valley Bancorp’s common stock. This means that each State Bancorp share you have in your 401 (k) or Employee Stock Ownership Plan (ESOP) account will be exchanged for an equal number of shares of Valley National Bancorp’s stock. As a consequence of the merger, any restricted stock issued will become fully vested and any non-exercised options will be rolled over into Valley National Bancorp stock.

6.           Is my job secure?

One of the appealing aspects of this merger with Valley National is that there is no significant overlap in market coverage between our two companies.  Consequently, no immediate changes are contemplated with regard to frontline client contact positions in our lending and branch staff.

While we have been advised that no immediate staff reductions are anticipated, combining the two companies will result in improved efficiencies and potential duplications in certain support and administrative areas, with the possibility of staff reductions.  Details on any staff impacts from the merger will be determined over time as the resource requirements of the new combined company are thoroughly evaluated following systems conversions expected in early 2012.

7.           What will happen if I do lose my job?

Management of both companies have worked very hard to minimize the adverse impacts for State Bank employees.  First, we expect that any necessary staff reductions will be deferred until a thoughtful assessment of the combined companies’ needs is completed.  Second, Valley National has advised us that it intends to give State Bank employees who are affected by staff reductions priority consideration in filling vacancies in the combined company.  And third, Valley National has committed to provide severance benefits based on years of service to those employees who may ultimately be separated from the Company.

8.           If I keep working for the new company what will happen to my compensation and benefits?

Until the merger is complete between State Bank and Valley National, no changes to the current compensation or benefits plans are contemplated. Following the merger, we expect that State Bank’s employees will eventually be included in the same compensation and benefits programs as other similarly situated Valley National employees.  Valley National has promised to recognize years of service with State Bank under the eligibility and vesting provision of these plans meaning that, in general, you will not be regarded as a new employee for compensation and benefits purposes.

Valley National has also promised to work with us to coordinate benefits under our group insurance plans so that employees do not experience a lapse in coverage or duplicate deductibles or co-payment requirements.

9.           What should I be doing in response to this announcement?

Although change in any form can create some disruption, and while there are many questions yet to be fully answered, each employee should do their best to concentrate on carrying out their daily responsibilities and continuing to serve as a positive ambassador of the Bank for our customers, shareholders and fellow employees. Ongoing communications will be produced to share new developments with staff and to provide answers to questions as they are formulated. We believe this is an exciting time to be a part of at State Bank as the merger with Valley National propels the Company forward to better compete in an increasingly challenging and competitive banking landscape.

10.           If customers ask me questions about the merger, how should I respond?

You should not hesitate to assure our customers that they will not be inconvenienced by the merger and that they will continue to enjoy the same service from the same people at the same locations.

We will be designating specific State Bank representatives who will be trained to respond to other questions. In the interim, you should simply refer all such questions to your branch manager or to Investor Relations.

11.           If fellow employees ask me questions about the merger, how should I respond?

In order to avoid confusion, we ask that you not engage in speculation with your colleagues. If there are questions, please refer them to Human Resources.

12.           If friends, neighbors or others ask me questions about the merger, how should I respond?

As is always the case, you should not casually discuss State Bank’s business with family andfriends.  You may, of course, refer them to our website at www.statebankofli.com for publicly available information.

13.           How can I get additional information?

You can read the Press Releases on the merger available through the Investor Relations tab on the Bank’s website at www.statebankofli.com. You can also contact Tony Morris at 516-495-5098.

Additional Information and Where to Find It

In connection with the proposed merger, Valley National Bancorp (“Valley”) will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of State Bancorp, Inc. (“State”) and a Prospectus of Valley, as well as other relevant documents concerning the proposed transaction. Stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about State and Valley at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from State by accessing State’s website at www.statebankofli.com under the tab “Investor Relations” and then under the heading “Financial Information and subheading “SEC Filings.”

 State and Valley and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of State in connection with the proposed merger.  Information about the directors and executive officers of State is set forth in the proxy statement for State’s 2011 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 25, 2011. Information about the directors and executive officers of Valley is set forth in the proxy statement for Valley’s 2011 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 11, 2011.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.